UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Scientific-Atlanta, Inc.

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Filed by Scientific-Atlanta, Inc. Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Scientific-Atlanta, Inc.

Commission File No.: 1-5517

The following is a letter from Brian C. Koenig sent to participants in Scientific-Atlanta’s Annual Incentive Plan on December 21, 2005.

Scientific-Atlanta, Inc. 5030 Sugarloaf Parkway P.O. Box 465447 Lawrenceville, GA 30042	Human Resources ATL 4.3421	Telephone : 770-236-4633 Fax: 770-236-4881

Memorandum

Date:	December 21, 2005
To:	All AIP Participants
From:	Brian C. Koenig
Subject:	FY 2006 Annual Incentive Plan

As a key member of our management team, you recently received your Annual Incentive Plan (AIP) letter outlining the qualitative and quantitative measures for FY 2006. As you know, this plan typically pays out rewards in late August following the end of our fiscal year (with allocations subject to the approval of the Human Resources and Compensation Committee).

Because of our recent announcement regarding Scientific-Atlanta’s and Cisco’s intent to merge, you probably have questions about how the potential change in ownership could affect your FY 2006 incentive payment. The following addresses these questions.

Will the FY-06 annual incentive plan payment be made in late August as it has in the past?

No. According to provisions of the Scientific Atlanta Annual Incentive Plan (AIP) for Key Employees, upon a change in control (which is defined in the AIP as the date upon which Scientific-Atlanta shareholders approve the merger), the AIP pays out rewards within five (5) days following the change in control.

If the change in control occurs before the end of our fiscal year, how will the amount of the FY-06 payout be determined?

If there is a change in control prior to the end of FY-06, you will receive a payout under the AIP of your target incentive amount. For example, if your target is 20%, your FY-06 award amount payable following the change in control will be 20% of your base salary.

What is the potential timing for the FY-06 incentive award payout?

We cannot predict precisely when the merger will be complete. However, we anticipate that the shareholder vote on the merger will be scheduled sometime in February or March of 2006 (provided we progress according to plan.)

What happens if the change in control occurs before the end of our fiscal year and the Company is exceeding plan by the end of the fiscal year? Will there be any upside for AIP participants for FY06?

Yes. Between the date of the “target” payout and the end of Cisco’s fiscal year which ends July 31, 2006, there will be a pro-rated AIP award with the same target percentage and quantitative and qualitative measurements as the current plan. This will enable key employees of S-A to potentially earn more than their target award during the remainder of the fiscal year and also align the timing of the AIP with Cisco’s fiscal year.

What will happen to the AIP for FY-07?

In accordance with the plan provisions, the bonus opportunity available under the current AIP will continue for a period not less than two years following the change in control, based on Cisco’s fiscal year which runs from August through July.

Whom should I contact if I have further questions?

If you have further questions, please contact your business/function HR representative, Beth Pollard at ext. 64856 or me at ext. 64633.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

In connection with the proposed merger and required shareholder approval, Scientific-Atlanta, Inc. (the “Company”) filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) on December 7, 2005, and will file a definitive proxy statement with the SEC. Investors and security holders of the Company are urged to read the proxy statement, and any other relevant materials filed by the Company because they contain, or will contain, important information about the Company and the merger. All documents filed by the Company with the SEC may be obtained for free at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by the Company may be obtained free of charge by contacting the Company at 5030 Sugarloaf Parkway, Lawrenceville, Georgia 30044, (770) 236-5000 or online at http://www.sciatl.com.

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of the Company with respect to the merger. Information about the executive officers and directors of the Company and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2005 Annual Meeting of Shareholders, which was filed with the SEC on September 27, 2005. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the Company and its respective executive officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the merger, which have been or will be filed with the SEC.